EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 002-90946 on Form N-1A of our reports dated December 22, 2022, relating to the financial statements and financial highlights of Eaton Vance High Income Opportunities Fund, one of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), and Eaton Vance High Income Opportunities Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 29, 2023